UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2017

BIOSCRIP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-11993	05-0489664
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1600 Broadway, Suite 950, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 697-5200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2017, the Board of Directors (the “Board”) of BioScrip, Inc. (the “Company”) appointed Steven Neumann to serve as a member of the Board, effective immediately. As of the date of the filing of this Current Report on Form 8-K, the Board has yet to determine the Board committees on which Mr. Neumann is expected to serve. Mr. Neumann was designated by HS Infusion Holdings, Inc. (“Home Solutions”) as a director pursuant to the terms of the Asset Purchase Agreement, dated June 11, 2016, by and among Home Solutions, a Delaware corporation, certain subsidiaries of Home Solutions, the Company and HomeChoice Partners, Inc., a Delaware corporation. There are no related party transactions between the Company and Mr. Neumann. In connection with his service as a director, Mr. Neumann will receive the Company’s standard non-employee director compensation. Cash compensation for Mr. Neumann, to be paid pro rata, consists of an annual retainer of $55,000, plus an additional $5,000 annual retainer for each committee on which he may serve, with per meeting fees payable after a certain number of Board or committee meetings per year. Equity compensation for the Company’s directors will be determined by the Board in its discretion each year. It is anticipated that all cash and non-cash compensation Mr. Neumann is entitled to receive in connection with his service on the Board will be paid directly to KRG Capital Management LP, of which Mr. Neumann is a limited partner, pursuant to the terms of its partnership agreement. On January 20, 2017, Mr. Neumann entered into an indemnification agreement with the Company, the form of which was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.

Date: January 26, 2017	By:	/s/ Kathryn Stalmack
Kathryn Stalmack
Senior Vice President, General Counsel and Secretary